                                                                    Exhibit 99.1

                                             July, 2005

Dear Shareholder:

It has been an  extraordinarily  busy and productive five months since we closed our last  financing.  I remain  extremely  proud and  amazed at our  experienced management team as they move our technology forward in a quality fashion in this very complicated and highly regulated business.

As our focus is heavily weighted on our first product, Myodur, we have continued
to strengthen our intellectual  property with on-going patent filings to protect our future.  CepTor is collaborating with some of the top academic  institutions in the country as we prepare for the  initiation of our human trials in Duchenne
Muscular Dystrophy (DMD). We have some of the most renowned  neurologists in the world  collaborating  with us, including  several who have joined our Scientific
Advisory Board (SAB). The Company has redeemed and canceled the vast majority of
Xechem's holdings  (2,886,563 shares) resulting in, on an issued and outstanding basis,  a 29%  accretion in  ownership  to you and a personal  cost to me that I obviously  believe was well worth it. Our research and development  strategy for calpain  inhibition was recently validated in the lead review article in the NEW
ENGLAND JOURNAL OF MEDICINE,  the most highly regarded  peer-reviewed journal in the field.  CepTor was  featured in this  month's  issue of GENETIC  ENGINEERING
NEWS, the most widely read bio-industry publication in the world.

Most importantly, our science and technology remain strong as we near completion of our  experiments and  pre-clinical  animal studies in preparation to file the
Investigational  New Drug application (IND) for Myodur.  The toxicology  studies are on track.  The supporting data from all these efforts should begin appearing
in  several   scientific/medical,   peer-reviewed  publications  next  year.  As
previously  reported,  management  believes we had an extremely positive pre-IND
FDA meeting. As a result, we expect our clinical trials will be initiated in DMD boys in a true phase I/II  study,  potentially  saving a  substantial  amount of development time.

As we have  scaled up our  contract  manufacturing  to GMP  (Good  Manufacturing
Practices)  material,  we have finalized our supply  arrangements to begin human studies.  Bachem AG in Bubendorf,  Switzerland is our primary  manufacturer  and very skilled in peptide synthesis,  including  leupeptin.  Sigma-Tau in Pomezia,
Italy is the leading  provider of carnitine  in the world and is providing  that
portion  of  our  compound.   Quintiles  has  been  contracted  to  develop  our
formulations  and is a leader in that  capacity  as well as  others.  PharmaNet, voted number one CRO (clinical  research  organization) in the country by CENTER
WATCH is providing  regulatory  and CMC (chemistry  manufacturing  and controls)
consulting.  The  majority of our  toxicology  studies have been placed with WIL
Research Laboratories, one of the leading tox houses in the country. PCG Medical
Alliance is providing our bio-analytical assays and mass spectrometry analyses.

Critically important, Banyan Biomarkers is developing the assays to specifically measure the precise biological effects of Myodur on targeted calpain inhibition.
The  Company's  legal  regulatory  guidance  continues  from  Hyman,  Phelps and
McNamara in D.C., with partner Frank  Sasinowski,  past Chief Counsel to the FDA and primary author of the Orphan Drug Act,  working directly with us. Needle and
Rosenberg in Atlanta and senior partner David Perryman, with years of experience
in  biotech   patenting,   continue  to  spearhead  our  intellectual   property
protection.

Please allow me a moment to elaborate on our  collaborations  mentioned above as these institutions and people add an undeniable  credibility to our efforts. The institutions  where we will be  conducting  our phase I/II  clinical  trials are world renowned in general and in neurology specifically. They include such names as Johns Hopkins, New York University (NYU),  Washington University in St. Louis
and Ohio State  University.  Jerry Mendell,  M.D., past Chairman of Neurology at
Ohio State, who is considered one of the world's leading authorities in muscular dystrophy,  represented  CepTor at the FDA  meeting  and is a member of our SAB.
John Griffin,  M.D.,  Chairman of Neurology at Johns  Hopkins,  President of the
American  Neurological  Association and  Editor-In-Chief of NATURE NEUROLOGY has
recently  joined  our Board of  Directors.  Edwin  Kolodny,  M.D.,  Chairman  of
Neurology  at NYU,  has also joined our SAB. An early SAB member,  Lee  Sweeney,
PhD,  Chairman  of  Physiology  at the  University  of  Pennsylvania  and  Chief
Scientific Advisor to the Muscular Dystrophy Parent Project,  has conducted some of our critical animal studies.  CepTor is both thrilled and honored to have the privilege to work with these esteemed institutions and neurology leaders.

We continue to drive for our IND filing at year's end and hope to dose our first patient by the end of Q1 next year.  We still  believe this will  represent  the first  potential  definitive  therapy ever in a DMD patient in a combined safety and efficacy trial for this devastating disease. We are confident enough in this effort  and  to  bring  confidence  to  you,  the  entire  management  team  has voluntarily tied up 80% of our own equity until we initiate a pivotal trial.

With all that is going on,  these five  months  have seemed like the blink of an eye and more is yet to come.

In closing,  let me assure you that we remain  dedicated to bringing  meaningful products  to people with  serious  diseases to improve  their  lives.  If we are successful doing that, our business goals will be met. Sometimes we forget about the potential altruistic effects of our investments,  but that should not be the case in this instance. On behalf of the Company,  myself, and, I think I can say rather  confidently,  any patient that we can affect  positively,  thank you for your investment, your continued support and your patience.

Sincerely,

/s/ William H. Pursley

William H. Pursley
Chairman and Chief Executive Officer